Exhibit 18

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                           ANTI-DILUTION AGREEMENT

                                   between

                              CBRE HOLDING, INC.

                                     and

                    CREDIT SUISSE FIRST BOSTON CORPORATION

                          Dated as of July 20, 2001




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                               TABLE OF CONTENTS(1)

                                                                          PAGE


SECTION 1.        Authorization of Shares....................................1
SECTION 2.        Payment of Taxes...........................................1
SECTION 3.        Obtaining Stock Exchange Listings..........................1
SECTION 4.        Adjustment of Number of Shares.............................1
SECTION 5.        Fractional Interests.......................................7
SECTION 6.        Adjustment Right Notices to Holders........................8
SECTION 7.        Notices to Company and Holders.............................8
SECTION 8.        Supplements and Amendments.................................8
SECTION 9.        Successors.................................................8
SECTION 10.       Termination................................................8
SECTION 11.       Governing Law..............................................9
SECTION 12.       Benefits of this Agreement.................................9
SECTION 13.       Counterparts...............................................9

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(1)   This Table of Contents does not constitute a part of this Agreement or have any bearing upon the interpretation of any of its terms or provisions.


            ANTI-DILUTION AGREEMENT (the "Anti-Dilution Agreement" or this "Agreement") dated as of July 20, 2001 (the "Issue Date") by and between CBRE Holding, Inc., a Delaware corporation (the "Company"), and Credit Suisse First Boston Corporation (together with their successors and assigns, the "Holders").

            Terms defined in the Purchase Agreement (the "Purchase Agreement") dated June 29, 2001 between the Company and Credit Suisse First Boston Corporation (the "Purchaser") unless defined herein are used as therein defined.

            WHEREAS, pursuant to the Purchase Agreement and the Commitment Letter (as described in the Purchase Agreement) the Company proposes to issue shares of Class A common stock (the "Class A Common Stock") representing 2.867% of the fully diluted common equity of the Company (which is the sum of (i) the total number of shares of common stock of the Company of any class or series (the "Common Stock) and (ii) the total number of shares of Common Stock into which securities of the Company are convertible or for which securities of the Company are exercisable and outstanding on the Issue Date), in connection with a private placement of the Company's 16% Senior Notes Due July 20, 2011;

            NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereto agree as follows:

            SECTION 1. AUTHORIZATION OF SHARES. The Company covenants that all shares of Common Stock issued and paid for as provided in the Purchase Agreement (together with any shares of Common Stock issued upon exercise of the Adjustment Right provided in this Agreement, the "SHARES") will, upon issue, be fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

            SECTION 2. PAYMENT OF TAXES. The Company will pay all documentary stamp taxes attributable to the initial issuance of Shares.

            SECTION 3. OBTAINING STOCK EXCHANGE LISTINGS. The Company will from time to time take all action which may be necessary so that the Shares will be listed on the principal securities exchanges and markets (including any automated quotation market) within the United States of America, if any, on which other shares of Common Stock are then listed.

            SECTION 4. ADJUSTMENT OF NUMBER OF SHARES. In the event an adjustment is required under the terms of this Section 4, each Holder of Shares shall have the right (the "Adjustment Right") to purchase, at a price equal to their par value, any or all of that number of shares of Class A Common Stock determined pursuant to the formulas set out in this Section 4. For purposes of this Section 4 only, "Common Stock" means shares now or hereafter authorized of any class of Common Stock and any other stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets or earnings of the Company without preference or limit as to per share amount. Any securities acquired by a Holder of Shares pursuant to the adjustment provisions set forth below shall constitute Shares for all purposes of this Agreement (including, without limitation, this Section 4). For all purposes of this Agreement, shares of Class A Common Stock and shares of Class B Common Stock shall be deemed to have the same value.


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            (a) ADJUSTMENT FOR COMMON STOCK ISSUE.

            If the Company issues shares of Common Stock for a consideration per share less than the current market price per share on the date the Company fixes the offering price of such additional shares, the number of Shares held by a Holder of Shares upon exercise in full of such Holder's Adjustment Right shall be determined in accordance with the following formula:

                                    N' = N  x   A
                                              -----
                                             O + P
                                                 -
                                                 M

where:

      N' = the adjusted number of Shares which would be held by such Holder upon exercise in full of such Holder's Adjustment Right.

      N =   the then current number of Shares held by such Holder.

      O = the number of shares of Common Stock outstanding on a fully diluted basis immediately prior to the issuance of such additional shares.

      P = the aggregate consideration received for the issuance of such additional shares.

      M = the current market price per share of Common Stock on the date of sale of such additional shares.

      A = the number of shares of Common Stock outstanding on a fully diluted basis immediately prior to the issuance of such additional shares, plus the number of shares issued in connection with such issuance.

            The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

            This subsection (a) does not apply to:

            (1) the conversion or exchange of options, warrants or other securities convertible or exchangeable for Common Stock,

            (2) Common Stock issued to shareholders of any person which merges into the Company, or with a subsidiary of the Company, in connection with the acquisition of such person or otherwise issued in consideration of the Company's or any of its subsidiaries' acquisition of another person or business,

            (3) Common Stock issued in a bona fide public offering pursuant to a firm commitment underwriting,

            (4) Common Stock issued to the Holders,


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            (5) Common Stock issued pursuant to employee stock purchase programs meeting the requirements of ss. 423 of the Internal Revenue Code of 1986, as amended, and

            (6) Common Stock issued to all holders of Common Stock in connection with any stock split, stock dividend or other recapitalization of the Company.

            (b) ADJUSTMENT FOR CONVERTIBLE SECURITIES ISSUE.
                -------------------------------------------

            If the Company issues any options, warrants or other securities convertible into or exchangeable for Common Stock (including stock fund units issued under employee plans of the Company or any of its subsidiaries) for a consideration per share of Common Stock initially deliverable upon conversion or exchange of such securities less than the current market price per share on the date of issuance of such securities, the number of Shares held by a Holder of Shares upon exercise in full of such Holder's Adjustment Right shall be determined in accordance with the following formula:

                                    N' = N  x    O + D
                                               ---------
                                                 O + P
                                                    ----
                                                    M x C

where:

      N' = the adjusted number of Shares which would be held by such Holder upon exercise in full of such Holder's Adjustment Right.

      N =   the then current number of Shares held by such Holder.

      O = the number of shares of Common Stock outstanding on a fully diluted basis immediately prior to the issuance of such securities.

      P = the aggregate consideration received for the issuance of such securities.

      M = the current market price per share of Common Stock on the date of sale of such securities.

      D = the maximum number of shares of Common Stock deliverable upon conversion or in exchange for such securities at the initial conversion or exchange rate.

      C = the maximum number of shares of Common Stock into which one share of each such security is convertible into.

            The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

            If all of the Common Stock deliverable upon conversion, exercise or exchange of such securities have not been issued when such securities are no longer outstanding, then the number of shares issuable upon exercise of future Adjustment Rights shall be reduced, pro rata


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for all the Holders, in an amount equal to the difference between (x) the number of Shares issuable upon exercise of the Adjustment Right resulting from the issuance of such options, warrants or other convertible or exchangeable securities and (y) the number of Shares which would then be issuable had the adjustment upon the issuance of such options, warrants or other convertible or exchangeable securities been made on the basis of the actual number of shares of Common Stock issued upon conversion, exercise or exchange of such securities.

            This subsection (b) does not apply to:

            (1) convertible securities issued to shareholders of any person which merges into the Company, or with a subsidiary of the Company, in connection with the acquisition of such person or otherwise issued in consideration of the Company's or any of its subsidiaries' acquisition of another person or business,

            (2) convertible securities issued in a bona fide public offering pursuant to a firm commitment underwriting,

            (3) convertible securities issued to the Holders, and

            (4) convertible securities issued to all holders of Common Stock in connection with any stock split, stock dividend or other recapitalization of the Company.

            (c) Current Market Price.

            In subsections (a) and (b) of this Section 4, the current market price per share of Common Stock on any date is the average of the Quoted Prices of the Common Stock for 30 consecutive trading days commencing 45 trading days before the date in question. The "Quoted Price" of the Common Stock is the last reported sales price of the Common Stock on a securities exchange if the Common Stock is then listed on a securities exchange, which shall be for consolidated trading if applicable to such exchange, the last reported sales price of the Common Stock as reported by Nasdaq, National Market System or, if neither so reported or listed, the last reported bid price of the Common Stock. In the absence of one or more such quotations, the Board of Directors of the Company shall determine the current market price (i) based on the most recently completed arm's-length transaction between the Company and a person other than an Affiliate of the Company and the closing of which occurs on such date or shall have occurred within the six months preceding such date; PROVIDED, HOWEVER, that the issuance and sale of the Shares at an implied price of $16.0 per share pursuant to the Purchase Agreement shall be deemed to have been an arm's-length transaction between the Company and a person other than an Affiliate of the Company, (ii) if no such transaction shall have occurred on such date or within such six-month period, the value of the security most recently determined as of a date within the six months preceding such date by Houlihan Lokey Howard & Zukin Financial Advisors, Inc., or another nationally recognized investment banking firm or appraisal firm which is not an Affiliate of the Company (an "Independent Financial Advisor") or (iii) if neither clause (i) nor (ii) is applicable, the value of the security determined as of such date by an Independent Financial Advisor. For purposes of stock options, the current market price per share of any class of Common Stock issuable upon exercise of such options shall be determined (x) prior to the first bona fide public offering of Common Stock, by the board of directors of the Company in good


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faith and (y) after the first bona fide public offering of Common Stock, by reference to the Quoted Price of Common Stock on the trading day immediately preceding the date of grant or issuance of such option.

            (d) CONSIDERATION RECEIVED.

            For purposes of any computation respecting consideration received pursuant to subsections (a) and (b) of this Section 4, the following shall apply:

            (1) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, PROVIDED, HOWEVER, that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

            (2) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors (irrespective of the accounting treatment thereof), whose determination shall be described in a resolution of the Board of Directors; and

            (3) in the case of the issuance of options, warrants or other securities convertible into or exchangeable for shares, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the exercise or conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (1) and (2) of this subsection).

            (e) If CB Richard Ellis Services, Inc. issues any shares of capital stock upon the exercise of stock options outstanding on the Issue Date (other than shares of capital stock issued to the Company or any of its wholly-owned Restricted Subsidiaries (as defined in the indenture governing the 16% senior notes Due July 20, 2011 of the Company issued in connection with the Shares)), the number of Shares held by a Holder of Shares upon exercise in full of such Holder's Adjustment Right shall be determined in accordance with the following formula:

                                    N' = N  x    100
                                               -------
                                                100-A

where:

      N' = the adjusted number of Shares which would be held by such Holder upon exercise in full of such Holder's Adjustment Right.

      N =   the then current number of Shares held by such Holder.

      A = the percentage of the total capital stock of CB Richard Ellis Services, Inc. issued to persons or entities other than the Company or a wholly-owned Restricted


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            Subsidiary of the Company upon the exercise of such stock options outstanding on the Issue Date.

            The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

            (f) WHEN DE MINIMIS ADJUSTMENT MAY BE DEFERRED.

            No adjustment in the number of Shares need be made unless the adjustment would require an increase or decrease of at least 1% in the number of Shares held by each Holder. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

            All calculations under this Section shall be made to the nearest 1/100th of a share.

            (g) NOTICE OF ADJUSTMENT.

            Whenever the number of Shares may be adjusted, the Company shall provide notice to the Holder as set forth in Section 6 hereof.

            (h) NO DILUTION OR IMPAIRMENT.

            If any event shall occur as to which the provisions of this Section 4 are not strictly applicable but the failure to make any adjustment would adversely affect the Adjustment Rights represented by the Shares in accordance with the essential intent and principles of this Section, then, in each such case, the Company shall appoint an investment banking firm of recognized national standing, or any other financial expert that does not (or whose directors, officers, employees, affiliates or stockholders do not) have a direct or material indirect financial interest in the Company or any of its subsidiaries, who has not been, and, at the time it is called upon to give independent financial advice to the Company, is not (and none of its directors, officers, employees, affiliates or stockholders are) a promoter, director or officer of the Company or any of its subsidiaries, which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 4, necessary to preserve, without dilution, the rights of the Holders of the Shares. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holders of the Shares and shall make the adjustments described therein.

            The Company will not, by amendment of its certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of the Shares under this Agreement. Without limiting the generality of the foregoing, the Company
(1) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock from time to time outstanding and (2) will not take any action which results in any adjustment of the number of Shares if the total number of Shares issuable after the action, would exceed the total number of Shares or shares of Common Stock, as the case may be,


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then authorized by the Company's certificate of incorporation and available for the purposes of issue.

            (i) REORGANIZATION OF COMPANY.

            If the Company consolidates or merges with or into, or transfers or leases all or substantially all its assets to, any person, and in connection with such transaction the Holders receive common stock of another entity or options, warrants or other securities convertible into or exchangeable for common stock of another entity, then upon consummation of such transaction the Adjustment Right shall automatically become applicable to the common stock of such other entity. Concurrently with the consummation of such transaction, the corporation formed by or surviving any such consolidation or merger if other than the Company, or the person to which such sale or conveyance shall have been made, shall enter into a supplemental Agreement so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Agreement. The successor company shall mail to Holders of Shares a notice describing the supplemental Agreement.

            If the issuer of securities deliverable upon exercise of Adjustment Rights under the supplemental Agreement is an affiliate of the formed, surviving, transferee or lessee corporation, that issuer shall join in the supplemental Agreement.

            If this subsection (i) applies, subsections (a) and (b) of this
Section 4 do not apply.

            (j) EXERCISE OF ADJUSTMENT RIGHT.

            In the event that a Holder of Shares is granted an Adjustment Right pursuant to this Section 4, such Holder shall have 30 days from the later of the date of any action requiring an adjustment and the date notice of such action is provided pursuant to Section 6 hereof to exercise such Adjustment Right. Any Adjustment Right may be exercised by delivery of a written notice to the Company, together with a certified check payable to the order of the Company in an amount equal to the aggregate par value of the additional Shares to be issued to such Holder pursuant to its exercise of the Adjustment Right. Such notice shall contain customary private placement representations and warranties in form reasonably satisfactory to the Company. Upon delivery of such Notice and such payment, the Company shall promptly cause the additional Shares to be issued and delivered to such Holder or to another person or address specified in writing by such Holder.

            SECTION 5. FRACTIONAL INTERESTS. Any Adjustment Rights may be exercised in full or in part; PROVIDED, HOWEVER, that the Company shall not be required to issue fractional Shares on the exercise of Adjustment Rights. If more than one Adjustment Right shall be exercised at the same time by the same Holder, the number of full Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Shares purchasable on exercise of the Adjustment Rights so requested to be exercised. If any fraction of a Share would, except for the provisions of this Section 5, be issuable on the exercise of any Adjustment Rights (or specified portion thereof), the Company shall pay an amount in cash equal to the product of (i) such fraction of an Adjustment Right Share and (ii) the current market price of a share of Common Stock.


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            SECTION 6. ADJUSTMENT RIGHT NOTICES TO HOLDERS. Upon any event which may require adjustment of the number of Shares pursuant to Section 4, the Company shall promptly thereafter (i) obtain a certificate which includes the report of a firm of independent public accountants of recognized standing selected by the Board of Directors of the Company (who may be the regular auditors of the Company) setting forth the number of shares of Class A Common Stock issuable upon exercise of the Adjustment Right in respect of each Share and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based, which certificate shall be conclusive evidence of the correctness of the matters set forth therein, and (ii) cause to be given to each of the registered Holders of the Shares at his or her address appearing on the share register written notice of such adjustments by first-class mail, postage prepaid, together with a copy of the certificate described in clause (i) above.

            SECTION 7. NOTICES TO COMPANY AND HOLDERS. Any notice or demand authorized by this Agreement to be given or made by the registered holder of any Share to or on the Company shall be sufficiently given or made when and if deposited in the mail, first class or registered, postage prepaid, addressed to the office of the Company expressly designated by the Company at its office for purposes of this Agreement (until the Holders are otherwise notified in accordance with this Section by the Company), as follows:

                  CBRE Holding Inc.
                  909 Montgomery Street
                  San Francisco, CA  94133
                  Facsimile:  415-434-3130
                  Attention:  Chief Financial Officer

            Any notice pursuant to this Agreement to be given by the Company to the registered holder(s) of any Share shall be sufficiently given when and if deposited in the mail, first class or registered, postage prepaid, addressed (until the Company is otherwise notified in accordance with this Section by such holder) to such holder at the address appearing on the share register of the Company.

            SECTION 8. SUPPLEMENTS AND AMENDMENTS. The Company may from time to time supplement or amend this Agreement with the written consent of Holders of a majority of the then outstanding Shares.

            SECTION 9. SUCCESSORS. All the covenants and provisions of this Agreement by or for the benefit of the Company and the Holders shall bind and inure to the benefit of their respective successors and assigns hereunder.

            SECTION 10. TERMINATION. This Agreement shall terminate on July 20, 2011 and, with respect to any Share, shall terminate at such time as such Share has been transferred pursuant to a registration statement filed with the Securities and Exchange Commission or pursuant to Rule 144 (or any successor provision) of the Securities Act of 1933, as amended (at which time such share of Common Stock shall cease to be a "Share" under this Agreement).


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            SECTION 11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND
CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

            SECTION 12. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and the registered holders of the Shares any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company and the registered holders of the Shares. Nothing herein shall prohibit or limit the Company from entering into an agreement providing holders of securities which may hereafter be issued by the Company with such registration rights exercisable at such time or times and in such manner as the Board of Directors shall deem in the best interests of the Company so long as the performance by the Company of its obligations under such other agreement will not cause the Company to breach its obligations hereunder to the Holders.

            SECTION 13. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                                    CBRE HOLDING, INC.



                                    By:   /s/ Waler V. Stafford
                                          ------------------------------
                                          Name: Waler V. Stafford
                                          Title: Secretary


                                    CREDIT SUISSE FIRST BOSTON CORPORATION



                                    By:   /s/ Malcolm Price
                                          ------------------------------
                                          Name: Malcolm Price
                                          Title: Managing Director


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